SERVICE AGREEMENT

THIS SERVICE AGREEMENT ("Agreement"), is made effective the 1st day of September, 2005, (the "Effective Date") by and between Access Technology
Solutions, LC, a Utah Limited Liability Company, with its principle place of business located at 532 East 770 North Orem, Utah, 84097 ("Access"), and Global Health Trax Inc., with its principle place of business located at 2465 Ash Street, Vista, CA 92081 ("Global Health Trax").




I.                SCOPE OF SERVICES.

     A. Services Access shall provide Global Health Trax the following services as an outsourced Information Technology and Customer Support service provider:

     1. JETSM (Japanese E-commerce Technology) Systems: Access will provide Global Health Trax with a fully localized Japanese website permitting Global Health Trax's distributors in Japan to order products via online, fax or e-mail. Distributors will also have the capability to view order history and status,
including    package    tracking    data.    All   such   orders,    placed   by
distributors/customers, will be processed via Access JETSM Systems, and will be electronically forwarded to Global Health Trax for fulfillment. JETSM Systems will be hosted and maintained by Access. The site will include the following pages from Global Health Trax's U.S. website (GHTdirect.com):
a) Home page (I would recommend using the home page for GlobalHealthTrax.com)
b)  Company Overview
c) Product Landing Page
(1) Yeast Recovery Program (not including links to videos)
(2) Active  Digestive  Enzymes
(a)  Digestion
(b) Body  Function
(c)Wellness/Longevity
(d) Enzyme Rich Diet
(3) Active  Systemic  Enzymes
(a) Facts
(b)  NattoSEB(R)
(4) Colustrum  FM(TM)
(a)  Antibodies
(b) Antiaging
(5) Coral Complete
(a) Surgeon General Warns
(b) Perfect Smile
(6) Daily Vita Plus(TM)
(a)Chickens Don't Eat Pizza
(b) Liquid  Supplemts vs. Pills
(7) Daily Vita Plus(TM) Vegetarian
(8) HGH At Night
(a) What HGH Is
(b) What HGH Does
(9) L-H-B(TM)
(a) What is LHB?
(b) Lipase
(10) Mega  Minerals  Plus(TM)
(a) Dead Onions Don't Make You Cry
(b)  Lying  Apples
(11)  Noni  Juice
(a) Many  Uses of Noni  Fruit
(b)Polynesian Power Plant

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(12) Oxygen Elements  Plus(TM)
(a) More Energy
(b) Immune Support
(c) Anti-Oxidant
(d) Athletic  Performance
(e) Longevity (f) Validation Research
(13)  ProgestAroma(TM)
(a) What is Progesterone?
(b) Hot Flashes
(14)Silica Plus(TM)
(a) Anti-Aging
(b) Healthy Skin,  Nails,  Hair
(c) Healthy Bones
(d)   Absorbability
(e)   Validation   Research
(15)   Super   Sea(TM)
(a) Longevity/Anti-Aging
(b) Disease Prevention
(c) Anti-Oxidant
(d) Immune Support
(16) ThreeLac(TM)
(a) What are Yeast Infections?
(b) Yeast Infection Assistance
(17) Yuan Qi Foot Pads
(a) Chinese  Herb  Support
(b) Keong Hui  Biography
(18)Basic Five Pack
(19) Travel Packs
d) Contact Information

     2. Access Order Entry: Access will provide an order entry service whereby Access exclusively processes fax, email, and telephone orders via JETSM Systems. A local Japanese fax number will be provided so customers placing a fax order need not make an international call.

     3. Access Customer Service: Access will respond and communicate with distributors and non-distributor members concerning general information regarding products or company, distributor relations (compensation plan, marketing material, etc.), and shipping-related matters, via telephone, fax or email. Initially, a call center for Global Health Trax will be established to take live calls from 8:00 am to 1:00 pm (Tuesday through Saturday, Japan time) and also perform other customer service duties, such as incoming facsimile transmission and email, according to mutually agreed upon methodology, as well as order entry. Access will also make Japan-based fax number available for Global Health Trax distributors.

     Further, Access Customer Service Department will report to Global Health Trax corporate regarding all the customer service issues, and feedback concerning product and marketing from distributors/members, as necessary. Access Customer Service Department will also coordinate with Global Health Trax's shipper in Japan to manage issues associated with shipping and delivery of packages (attempting re-delivery, research on packages, etc.).

     Additionally, in order to handle product/company specific questions and inquiries, Access Customer Service will spend the time necessary to acquire product-, organization- and corporate-specific information to develop product/organization-specific expertise.

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     4. Direct Japanese Bank Payment  System:  Access will provide Global Health
Trax with a proxy bank system that allows customers to sign up to become a distributor and place orders without credit card requirements. Global Health Trax can also make bonus payments to their distributor's bank account via direct transfer eliminating the need for costly and inconvenient postal money orders. This system will be a fully automated process and Global Health Trax's Finance Department will have an accurate and up-to-date view of its designated bank account.

     5. Credit Card Processing: All customer credit card charges will be processed via JETSM Systems using Global Health Trax's merchant account. All cleared charges will be deposited directly into Global Health Trax's merchant account.

     6. System Up Time and Maintenance: Access will make all reasonable efforts to maximize system up time in accordance with accepted industry standards. In the event of a system outage Access technicians will respond within 4 hours. All scheduled system maintenance resulting in downtime will be announced 1 week in advance via the website, and by e-mail to Global Health Trax's technical contact. Access will make reasonable efforts to schedule all maintenance in a manner to minimize downtime and impact on business operations, typically scheduling such maintenance outside of Japanese business hours.

     7. Translation: Access can provide 'English to Japanese' translation services for Global Health Trax's corporate literature, registration and order forms, and other web site content not listed above. A quote for these translation services can be provided at Global Health Trax's request.

     8. Additional Services. Global Health Trax may wish to engage Access for additional services, such as adaptation of internet-enabled mobile phones, (i-Mode, J-Phone and AU), and product registration in Japan, coordination with Global Health Trax's distributors to set up seminars or other promotional activities in Japan, etc. Such services and fees will be determined at such time as Global Health Trax requests such services and are excluded from this Agreement. Access shall submit a bid proposal prior to fulfillment of any such services.

     9. Conduct of Services. All Consulting Services shall be performed in a workmanlike and professional manner.

     10. Distributor Information: Access understands that all information with respect to Global Health Trax distributors is considered confidential and the exclusive proprietary property of Global Health Trax. Access agrees to enter into a mutual Non-Disclosure Agreement at the time of signing of this Agreement.

     11. Method of Performing Services. Access shall have the right to determine the method, details, and means of performing the Services described in this Agreement. Global Health Trax shall, however, be entitled to generally monitor and inspect work performed by Access to assure satisfactory performance.

     12. Scheduling. The Services described in Section I.A. shall be performed according to schedules reasonably determined by Access and Global Health Trax. Access will use reasonable efforts to accommodate Global Health Trax's work schedule request.

     13. Reporting. Global Health Trax and Access shall develop appropriate administrative procedures for coordinating with each other and monitoring the progress of the services being provided under this Agreement. Each party shall use best efforts to accomplish this. It is anticipated that Global Health Trax shall be entitled to reports that recap business

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                                                             Access Initial:/s/

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activities  and provides  necessary  data to properly  reconcile  all  accounts.
Access acknowledges the importance of financial reports and agrees to provide them within a commercially reasonable period.

II.      TERM AND TERMINATION.

     A. Term. The initial Term of this Agreement shall commence on the Effective Date and shall continue for twelve (12) months thereafter, unless earlier terminated in accordance with Section II.B.1. This agreement may be terminated by either party at the end of the Term by giving written notice at least thirty
(30) days prior thereto. In absence of such notice, this Agreement shall automatically renew under the same terms and conditions for a term equal to the original Term.

B.       Termination.

     1. This Agreement may be terminated in accordance with the following:

     a) By either party at any time if the other party defaults in performance of the terms or conditions of this Agreement, and if such default shall continue un-remedied for a period of fifteen (15) days after written notice thereof is provided to the defaulting party by the other party. Such termination automatically shall become effective immediately upon such 15th day.

     b) Immediately upon the liquidation or dissolution of either party.

     c) Global Health Trax may terminate this Agreement with sixty (60) days written advance notice to Access. In the event Global Health Trax terminates this Agreement before the end of the initial Term, for reasons other than those listed in paragraph II.B.1. (a) , Access shall be entitled to the monthly fee provided for in Paragraph III.A.2 of this Agreement for six (6) months or the remainder of the Term whichever is shorter.


III.     FEES, EXPENSES, AND PAYMENT.

     A. Fees. For its Services to be rendered herein, the parties agree that Access shall be paid as scheduled below:

1.       Development Fees

     a) Initial Website Development and Setup Fee: $25,000. This fee includes the cost of developing the localized Global Health Trax website (featuring JETSM Systems), including translation of the above mentioned pages, Japanese bank payment processing and order entry systems. This fee also includes the cost of implementing the system to debit or credit funds to and from Global Health Trax's and distributors' bank accounts, online order system integration and bonus payment system integration. This fee does not include the translation of Forms, Policies and Procedures and other forms not listed above. One-half of said fee will be billed and payable once this Agreement is signed by both parties and the remaining balance will be billed and payable at the time of completion of the website development. Once initial launch of the website, with each of the features described above, is completed, any additional modification to the website will be billed at Access' regular hourly rate.

     b) Order Processing & Logistics Integration: $3,500. This one-time task to be performed at Global Health Trax's designated warehouse. Said fee does not include hardware. It is anticipated that Global Health Trax will need one PC-

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based package  scanning  station,  one digital scale, one thermal label printer, and one hand barcode scanner. Based on past experience, the cost for these components is approximately $1,800 to $2,100. Said hardware components shall be owned exclusively by Global Health Trax. All JETSM Systems and other related software source code shall remain the exclusive property of Access. One-half of said fees will be billed and payable once this Agreement is signed by both parties and the remaining balance will be billed and payable at the time of completion.

     2. Monthly Customer Service and Consulting Fee: $3,000 per month. Inclusive of customer service, order entry and Acces' hosting fee for the above-mentioned NFR website. Said fee is billed at the beginning of the month on a net 10 basis.

     3. Per Order Fee: In consideration of increased customer service duties and associated labor requirements resulting from increased shipment quantity, the following per order fee will be billed, as outlined below. These "per-order fees" will be billed at month-end and are payable on net 10 basis:

                                ------------------------------------------- -----------------------------------------
                                              ORDER QUANTITY                              MONTHLY FEE
                                ------------------------------------------- -----------------------------------------
                                ------------------------------------------- -----------------------------------------
                                       Up to 1,000 orders per month                     $5.00 per order
                                ------------------------------------------- -----------------------------------------
                                ------------------------------------------- -----------------------------------------
                                     1,001 to 5,000 orders per month                    $4.50 per order
                                ------------------------------------------- -----------------------------------------
                                ------------------------------------------- -----------------------------------------
                                     5,001 and above orders per month                   $4.00 per order
                                ------------------------------------------- -----------------------------------------
                                ------------------------------------------- -----------------------------------------
                                     7,501 and above orders per month                   $3.50 per order
                                ------------------------------------------- -----------------------------------------
                                ------------------------------------------- -----------------------------------------
                                    10,001 and above orders per month                   $3.00 per order
                                ------------------------------------------- -----------------------------------------


     4.  Direct  Japanese  Bank  Payment  System  via  JETSM  Systems:  Purchase
Payments: 1.9% discount rate per transaction. Outgoing Funds: 200 yen ($ 1.67 approx.) per transaction. Monthly minimum fee is 60,000 yen (approx. $500). This is a monthly minimum fee for all processed orders. For example, if Global Health Trax had incoming purchases of $10,000, then the discount rate of 1.9% would be $190. However, the monthly minimum would apply and Global Health Trax would be billed another $310 (approx.) for that month.

     The discount rate will be deducted from the Global Health Trax account daily as deposit and order information is reconciled. Outgoing funds charges will be deducted from Global Health Trax's account at the time bonus transfers are processed.

     5. Reimbursable Expense. Including travel and lodging and meal expenses to set up systems at Global Health Trax's warehouse. These expenses will be pre-approved and will be paid on a net 10 basis.

     6. Translation Services: Access shall provide 'English to Japanese' translation services for Global Health Trax's corporate literature, registration and order forms, and web site. These translation services can be provided at Global Health Trax's request at a rate of $.35 per word.

     7. Additional Services: Global Health Trax may wish to engage Access for additional services. Access fees for such services will be determined at such time as Global Health Trax requests such services and are in addition to any fee payable under this proposal.


     III. RESPONSIBILITIES OF ACCESS FOR TAXES AND OTHER MATTERS. As an independent contractor, Access shall pay and report all federal and state income tax withholding, social security taxes, and unemployment insurance, including workers compensation, applicable to Access. Access shall not be entitled to participate in health or disability insurance, retirement benefits, or other welfare or pension benefits (if any) to which employees of Global Health Trax may be entitled.

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     V.  INDEPENDENT  CONTRACTORS.  The  parties  are and  shall be  independent contractors to one another, and nothing herein shall be deemed to cause this Agreement to create an agency, partnership, or joint venture between the parties. Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between Global Health Trax and either Access or any employee or agent of Access.

VI.      GENERAL PROVISIONS.

     A. Notice. Any notice required for or permitted by this Agreement shall be in writing and shall be delivered by certified or registered mail, return receipt requested, upon verification of receipt. All notices must be sent to the addresses set forth herein or to such other address that the receiving party may have provided for the purpose of notice in accordance with this agreement.

     B. Remedies. The rights and remedies of any of the parties hereto shall not be mutually exclusive. In general, the respective rights and obligations hereunder shall be enforceable by specific performance, injunction or other equitable remedy, but nothing herein contained is intended to or shall limit or affect any rights at law or by statute or otherwise of any party aggrieved as against the other party for a breach or threatened breach of any provision hereof, it being the intention of this Paragraph to make clear the agreement of the parties that the respective rights and obligations of the parties hereunder shall be enforceable in equity as well as at law or otherwise.

     C. Governing Law, Jurisdiction and Venue. This Agreement is governed by the laws of the State of Utah in all respects, and the parties hereto consent to jurisdiction and venue in the courts of Salt Lake County, State of Utah or the United States Federal District Court located in Salt Lake City, Utah. The parties further agree not to disturb such choice of forum.

     D. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed to be an original and all of which shall together constitute but one and the same instrument

     E. Entire Agreement. This instrument sets forth the entire agreement among the parties and supersedes all prior agreements, whether written or oral. All parts of section titles or captions of this Agreement are for convenience only, and shall not be deemed part of this Agreement and in no way define, limit, augment, extend or describe the scope, content or intent of any part or parts of this Agreement.

     F. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their representatives, successors and assigns; provided, however, that this provision shall not be construed as permitting assignment, substitution, delegation or other transfer of rights or obligations by Access except upon the prior written consent of Global Health Trax

     G. Waiver of Forbearance. Unless otherwise indicated herein, failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall not constitute a waiver of any such breach or of such or any other covenant, agreement, term or condition. Any party, by notice delivered in the manner provided in this Agreement, may, but shall be under no obligation to waive any of its rights or any conditions to its obligation hereunder, or any duty, obligation or covenant of any other party. No waiver shall affect or alter the remainder of this Agreement, but each and every other covenant, agreement, term and condition hereof shall continue in full force and effect with respect to any other then existing or subsequently occurring breach. To be effective, any waiver must be signed by both parties hereto.

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     H.  Severability.  In the  event  that  any  condition,  covenant  or other provision herein contained is held to be invalid or void by any court of competent jurisdiction, the same shall be deemed severable from the remainder of this Agreement and shall in no way affect any other covenant or condition herein contained. If such condition, covenant or other provision shall be deemed invalid due to its scope or breadth, such provision shall be deemed valid to the extent of the scope or breadth permitted by law.

     I. Costs and Expenses of Enforcement. In the event that either party fails to carry out its obligations hereunder, the party in default shall pay all costs and expenses, including attorney's fees, incurred by the other party in enforcing its rights or in obtaining redress for the breach, whether by filing suit or otherwise.

     J. Amendments. This Agreement may be modified only by a writing signed by the parties in interest at the time of the modification.


     IN WITNESS WHEREOF, the parties have executed this Service Agreement effective the date and year first set forth above.

"ACCESS"                                             "Global Health Trax"

Access Technology Solutions, LC                       Global Health Trax

By:/s/D. Chris Boyle                                  By:Everett Hale, CEO
      D. Chris Boyle, President & CTO                 /s/Everett Hale
                                                      Everett Hale, CEO

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